Exhibit 10.67.1

TARRANT APPAREL GROUP
(dba Fashion Resource)
3151 E. Washington Boulevard
Los Angeles, CA 90023
Tel:  (323) 780-8250  Fax:  (323) 780-0751

Trans Textil International, S.A. de C.V.
Inmobiliaria Cuadros, S.A. de C.V.
Kamel Nacif
Edgar Allen Poe No. 231
Col. Polanco, C.P. 11550
Mexico, D.F.

                    Re:  Purchase of Textile Mill

Gentlemen:

                    This letter will confirm our agreement in principle concerning the purchase by Tarrant Mexico, S. de R.L. de C.V. or its designee(s) (“Tarrant Mexico”), a wholly-owned subsidiary of Tarrant Apparel Group (“Tarrant”), of a textile mill located in Tlaxcala, Mexico, from Trans Textil International, S.A. de C.V. (formerly, “Tex Transas, S.A. de C.V.) (“Trans Textil”) and Inmobiliaria Cuadros, S.A. de C.V. (“Cuadros”).

          1.       Background.  In December 1998, Tarrant Mexico entered into a Facility Development Agreement with Trans Textil under which Tarrant Mexico would have the right to purchase a textile mill and related apparel processing facilities (the “Facility”) to be developed by Trans Textil.

                    During November  1999, Tarrant Mexico leased a portion of the Facility to wash, finish and pack apparel.

                    Trans Textil completed construction of the Facility in November 2000.

                    In October 2000, Tarrant Mexico (i) amended the terms of the Facility Development Agreement, including extending the term of the option to purchase the Facility to September 30, 2002, (ii) sold to Trans Textil for U.S. $33,820,275 certain denim manufacturing equipment and other personal property purchased by Tarrant Mexico for use in the Facility, (iii) sold to Trans Textil for U.S. $1,412,225 certain cotton, work-in-progress and fabric manufactured in the pre-production testing of the Facility, (iv) leased to Trans Textil certain denim manufacturing equipment purchased by the Company for use at the Facility, and (v) obtained a right of first refusal from

Trans Textil to purchase all the production capacity of the Facility.  The purchase price of such equipment and inventory, together with approximately U.S. $12.5 million previously advanced by Tarrant Mexico to Trans Textil in connection with the development of the Facility, is represented by a promissory note of Trans Textil (the “Note”), the outstanding balance (including accrued interest) of which on August 30, 2002 was approximately U.S. $44,899,000.

                    The land and building related to the Facility (the “Real Property”) are owned by Cuadros.  Kamel Nacif is the principal shareholder of Trans Textil and Cuadros.

          2.       Purchase of the Facility.

                    (a)       Tarrant Mexico will purchase from Trans Textil all equipment and other tangible personal property (the “Equipment”) located at the Facility, or otherwise required to enable the Facility to perform in accordance with the specifications established in accordance with the Facility Development Agreement, including, but not limited to, all equipment and other tangible personal property sold by Tarrant Mexico to Trans Textil pursuant to that certain Equipment Purchase Agreement dated as of October 5, 2000.

                    (b)       Tarrant Mexico will purchase all the issued and outstanding capital stock of Cuadros (the “Shares”), and Mr. Nacif will cause the holders of the Shares to sell the same to Tarrant Mexico.

                    (c)       The Equipment Lease dated as of October 16, 2000, between Tarrant Mexico as lessor and Trans Textil as lessee, will be terminated, and Trans Textil will deliver all equipment subject to such lease to the Facility or to such other location as Tarrant Mexico may specify.

                    (d)       The Production Agreement dated as of October 16, 2000, between Tarrant Mexico and Trans Textil, will be terminated.

                    (e)       Tarrant Mexico will acquire the Equipment and the Shares free and clear of any lien, claim, charge or other encumbrance.  Tarrant Mexico will not assume any liability of Trans Textil, Cuadros or the Facility, and Mr. Nacif will indemnify and hold harmless Tarrant Mexico from any such liability.

          3.       Purchase Price.

                    (a)       The purchase price for the Equipment will be as follows:

(i)	three million shares of the Common Stock of Tarrant (the “Tarrant Shares”);

(ii)

an amount equal to the difference between (A) U.S. $12.0 million and (B) any amounts (other than the Note) owed by Trans Textil or any of its affiliates to Tarrant or any of its affiliates, which amount will be payable in cash on the closing date; and

(iii)	cancellation of the Note.

                    (b)       The purchase price for the Shares will consist of a number of shares of the capital stock of Tarrant Mexico such that after the issuance thereof, the current shareholders of Cuadros will own 25% of the outstanding shares of the capital stock of Tarrant Mexico (the “Minority Interest”).

          4.       Definitive Agreement.

                    (a)     This letter does not constitute a binding commitment on the part of either Tarrant Mexico, Trans Textil, Cuadros or Mr. Nacif to consummate the transactions contemplated hereby, and no such party shall be under any legal obligation except as set forth in duly executed definitive agreements containing detailed terms, conditions, covenants, representations and warranties satisfactory to all parties (the “Agreement”).

                    (b)     Immediately upon the execution of this letter by all parties hereto, counsel for Tarrant Mexico will prepare the Agreement, and the respective parties will use reasonable commercial efforts to review, revise, execute and deliver the Agreement as quickly as practicable.

                    (c)     The Agreement will contain all representations and warranties by Trans Textil, Cuadros and Mr. Nacif which are customary in transactions of this nature, including, but not limited to, representations and warranties regarding the organization of Trans Textil and Cuadros; the standing and authority of Trans Textil, Cuadros and Mr. Nacif to execute, deliver and perform the Agreement; the enforceability of the Agreement; the ownership of the Shares; the absence of any defect in the Equipment or the Real Property; the absence of any liabilities of Cuadros; the operation of the Facility to date in accordance with all applicable laws, including, but not limited to, all environmental, health and safety and employment laws; and the absence of any environmental claim with respect to the Real Property.  The Agreement will provide that each party will indemnify the others from any loss relating to any breach by the indemnifying party of any of its representations, warranties or covenants.

                    (d)     The Agreement will provide that the obligations of Tarrant Mexico to consummate the transactions contemplated thereby will be contingent upon the satisfaction of such conditions precedent as are customary in transactions of this nature, including, but not limited to, the accuracy of Trans Textil’s, Cuadros’ and Mr. Nacif’s representations and warranties; the satisfaction by Trans Textil, Cuadros and Mr. Nacif of their covenants and agreements; the absence of litigation which could prevent or make illegal such transactions; the absence of any adverse change in the business, condition or prospects of the Facility; the receipt of all other necessary approvals or consents of third parties (in each case without the imposition of any condition not acceptable to Tarrant Mexico in its sole and absolute discretion); compliance with all applicable laws and regulations; completion by Tarrant Mexico and its advisers of a due diligence examination of the Facility and the business of Trans Textil and Cuadros to the complete satisfaction of Tarrant Mexico in its sole discretion; the completion of an audit of the financial statements of the Facility by a firm of independent auditors satisfactory to Tarrant Mexico in its sole discretion; and the receipt by Tarrant Mexico of a fairness opinion from Wedbush Morgan Securities.

          5.       Notices.  Each party shall promptly notify the others of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated hereby, (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated hereby and (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened, against, relating to, involving or otherwise affecting the Facility or Cuadros or which relate to the consummation of the transactions contemplated hereby.

          6.       Publicity.  All press releases and other public announcements by any party relating to the transactions contemplated hereby will be subject to the prior review and approval of the other parties, which approval will not be unreasonably withheld; provided, however, that the party proposing the same will provide prior written notice of such press release or announcement (including the text thereof) to the other party at least two (2) business days prior to the issuance of the same.

          7.       Costs.  Each party will pay its own costs and expenses incurred in connection with the transactions contemplated hereby.  Each party represents and agrees that it is not and will not become obligated to pay any finder’s fee, commission or similar payment to any agent, broker or finder in connection with the transactions contemplated hereby.

          8.       Termination.  Either party will have the right, in its sole and absolute discretion, for any reason or no reason, to terminate the negotiations concerning the transactions contemplated hereby by giving written notice thereof to the other parties.

                    If the foregoing accurately reflects our agreement in principle, please so indicate by executing the enclosed copy of this letter of intent and returning it to the undersigned on or before the 30th  of August, 2002.

Very truly yours,

TARRANT MEXICO, S. de R.L. de C.V.

		By:	/s/ TODD KAY

AGREED AND ACCEPTED
THIS 30th DAY OF AUGUST, 2002

TRANS TEXTIL INTERNATIONAL, S.A. de C.V.

By	/s/ KAMEL NACIF

Authorized Representative

INMOBILIARIA CUADROS, S.A. de C.V.

By	/s/ KAMEL NACIF

Authorized Representative

/s/ KAMEL NACIF

KAMEL NACIF